Exhibit 99.1

Investor Contacts: Reed Nolte 212-852-7092 | rnolte@21cf.com Joe Dorrego 212-852-7856 | jdorrego@21cf.com	Press Contact: Nathaniel Brown 212-852-7746 | nbrown@21cf.com

21st Century Fox America, Inc. Extends Exchange Offer with

Respect to 3.700% Senior Notes due 2024 and 4.750% Senior

Notes due 2044

NEW YORK, NY, January 7, 2015 - 21st Century Fox America, Inc. (the “Issuer”), a wholly-owned subsidiary of Twenty-First Century Fox, Inc. (“21st Century Fox”), today announced that it has extended until January 21, 2015 at 5:00 p.m., New York City time, the expiration date of its offer to exchange (i) up to $600,000,000 of its 3.700% Senior Notes due 2024 for an equal amount of its privately placed 3.700% Senior Notes due 2024 (CUSIP Nos. 90131H AC9 and U88803 AA6) issued on September 15, 2014 (the “3.700% Original Notes”) and (ii) up to $600,000,000 of its 4.750% Senior Notes due 2044 for an equal amount of its privately placed 4.750% Senior Notes due 2044 (CUSIP Nos. 90131H AF2 and U88803 AB4) issued on September 15, 2014 (the “4.750% Original Notes”). The exchange offer had been scheduled to expire at 5:00 p.m., New York City time, on January 6, 2015. As of 5:00 p.m., New York City time, on January 6, 2015, approximately $595,850,000 in aggregate principal amount of the 3.700% Original Notes and approximately $599,800,000 in aggregate principal amount of the 4.750% Original Notes had been tendered and not withdrawn.

The terms of the exchange offer and other information relating to the Issuer are set forth in the prospectus dated December 5, 2014. Copies of the prospectus and the related letter of transmittal may be obtained from The Bank of New York Mellon, which is serving as the exchange agent for the exchange offer. The Bank of New York Mellon’s address, telephone and facsimile number are as follows:

The Bank of New York Mellon

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations - Reorganization Unit

111 Sanders Creek Parkway

East Syracuse, NY 13057

Attn: Christopher Landers

Telephone: (315) 414-3362

Facsimile Transmission: (732) 667-9408

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of an appropriate prospectus.

About 21st Century Fox

21st Century Fox is the world’s premier portfolio of cable, broadcast, film, pay TV and satellite assets spanning six continents across the globe. Reaching more than 1.8 billion subscribers in approximately 50 local languages every day, 21st Century Fox is home to a global portfolio of cable and broadcasting networks and properties, including FOX, FX, FXX, FXM, FS1, Fox News Channel, Fox Business Network, FOX Sports, Fox Sports Network, National Geographic Channels, STAR India, 28 local television stations in the U.S. and more than 300 channels that comprise Fox International Channels; film studio Twentieth Century Fox Film; and television production studios Twentieth Century Fox Television and a 50% ownership interest in Endemol Shine Group. The Company also holds a 39.1% ownership interest in Sky, Europe’s leading entertainment company, which serves 20 million customers across five countries. For more information about 21st Century Fox, please visit www.21CF.com.

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